Exhibit 10.1

July 25, 2019

Darrell W. Chambliss

3 Waterway Square Place, Suite 110

The Woodlands, Texas  77380

Re:       The Waste Connections US, Inc. Separation Benefits Plan

Dear Darrell:

This letter agreement (this “Letter Agreement”) relates to the Separation Benefits Plan (and Summary Plan Description) of Waste Connections US, Inc., a Delaware corporation (the “Company”), effective July 24, 2018 (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance and change in control benefits set forth therein, effective as of July 25, 2019 (the “Participant Effective Date”).  A copy of the Plan is attached to this Letter Agreement.  You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.         that you have received and reviewed a copy of the Plan;

2.         that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

3.         that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5, 6 and 12 of the Plan) and the terms set forth below; and

4.         that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

You and the Company (hereinafter referred to as the “parties”) hereby AGREE as follows:

1.         Positions and Responsibilities.  During the Term, you will be directly employed by the Company, will serve as Executive Vice President and Chief Operating Officer of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Parent”) and certain of its subsidiaries, including the Company, and will perform such other duties and responsibilities as may be reasonably assigned to you from time to time by the Parent’s Board of Directors (the “Board”) and/or Chief Executive Officer (the “CEO”).  You will devote your attention, energies and abilities in those capacities to the proper oversight and operation of the business of the WCI Group to the exclusion of any other occupation.  As Executive Vice President and Chief Operating Officer of the Parent and certain of its subsidiaries, including the Company, you will: (i) report to the CEO or his designee, (ii) be based at the Parent’s principal administrative offices in The Woodlands, Texas, and (iii) be responsible for all duties, authority and responsibility customary for such positions.  You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder.  You agree to perform all duties consistent with: (a) policies established from time to time by the WCI Group; and (b) all applicable legal requirements.  For purposes of the Plan, you are hereby designated as a President/EVP Participant.

2.         Compensation, Benefits and Reimbursement of Expenses.

a.          Base Salary.  The Company hereby agrees to pay you an annual base salary of Five Hundred Twenty Seven Thousand Eight Hundred Seventy Five Dollars ($527,875) (“Base Salary”).  Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes.  Further increases in Base Salary will be considered by the Board.

b.         Performance Bonus.  You shall be entitled to an annual cash bonus (the “Bonus”) based on the Parent’s attainment of reasonable financial objectives to be determined annually by the Board.  Your target annual Bonus will equal Eighty Five Percent (85%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been attained.  Nothing in the Plan or in this Letter Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com providing for higher payments in the event extraordinary or “stretch” goals are met.  The Bonus will be paid in accordance with the Parent’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than three (3) months after the end of such fiscal year.

c.          Grants of Equity Awards.  You shall be eligible for annual grants of restricted share unit awards, performance share unit awards or other Equity Awards on such terms and to such level of participation as the Board or the Compensation Committee of the Board determines to be appropriate, bearing in mind your positions and responsibilities, provided that the target annual amount of such awards is expected to be equal in value to 172.5% of your Base Salary on the date of grant.  The terms of any such Equity Awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Parent and you.

d.         Other Benefits.  You will be entitled to paid annual vacation, which will accrue on the same basis as for other employees of the Company of similar rank, but which will in no event be less than four (4) weeks for any twelve (12) month period commencing January 1st of each year.  You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

e.          Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

f.          Other Perquisites.  You shall be entitled to all perquisites provided to a President/EVP Participant, as approved by the Compensation Committee of the Board, and as they may exist from time to time, including reimbursement of up to $20,000 annually for costs you incur for country club and professional association membership dues and professional financial and tax planning services.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

3.         Severance and Change in Control Benefits.

a.          Termination without Cause or for Good Reason.  If your employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay you, in lieu of any payments under Section 4 of the Plan for the remainder of the Term, a Severance Amount equal to 2.99 times the sum of your Base Salary as of the Date of Termination plus your target annual Bonus for the year in which the termination occurs.  This amount will be paid in accordance with Section 7(b) or Section 8(a) of the Plan, as applicable, in addition to any other payments specified therein.

b.         Payments on Change in Control.  If a Change in Control occurs during the Term and your employment with the Company is terminated by the Company without Cause or by you for Good Reason, in each case within two (2) years after the effective date of the Change in Control, then you will be entitled to receive and the Company agrees to pay to you, in lieu of payments under Section 4 of the Plan for the remainder of the Term, a Severance Amount equal to 2.99 times the sum of your Base Salary as of the Date of Termination plus your target annual Bonus for the year in which the termination occurs.  This amount will be paid in accordance with Section 10(a) of the Plan, in addition to any other payments specified therein.

c.          Additional Benefits.  In addition to the Severance Amount specified in Sections 3(a) and (b) above, for two years following your termination of employment for the reasons specified under either of those Sections, the Company shall make available to you and your eligible dependents coverage under the Company’s group medical insurance (including group health, dental, and visions benefits) (which shall be concurrent with any health care continuation benefits to which you or your eligible dependents are entitled under Consolidated Omnibus Budget Reconciliation Act (also known as “COBRA”)); provided, however, that you shall be obligated to pay the Company for the portion of the premiums for such coverage on an after-tax basis equal to the amount paid by active employees for such coverage (the “Medical Insurance Benefit”). Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Internal Revenue Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Medical Insurance Benefit shall terminate and you shall not be eligible to receive any further benefits related to the Medical Insurance Benefit other than as otherwise required by applicable law.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

4.         Right to Other Payments.  In consideration of becoming eligible to receive the severance and change in control benefits provided under the terms and conditions of the Plan, in addition to providing the waiver required by Section 7(e) or Section 8(c) of the Plan, as applicable, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

5.         Change in Control.  For purposes of this Letter Agreement, in addition to the events described in the definition of “Change in Control” in Section 27(f) of the Plan, a Change in Control shall also occur if:

a.          any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations;

b.         there is a reorganization, merger or other business combination of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations with any other corporation, other than any such merger or other combination that would result in the voting securities of the subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the subsidiary or such surviving entity outstanding immediately after such transaction; or

c.          there is a direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) by the WCI Group of all, or substantially all, of its United States operations.

6.         Entire Agreement.  You understand that the waiver set forth in Section 4 above is irrevocable and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.  You agree and acknowledge that this Letter Agreement and the Plan supersede and replace that certain letter agreement between you and the Company, dated October 19, 2018.

7.         Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.         Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Letter Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.         Miscellaneous. This Letter Agreement and the Plan set forth the entire agreement between the WCI Group and you concerning the subject matter described herein, and fully supersede any and all prior oral or written agreements, promises or understandings between the WCI Group and you concerning the subject matter described herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an Equity Award held by you. Further, you represent and acknowledge that in executing this Letter Agreement, you do not rely, and have not relied, on any prior oral or written communications by the WCI Group, and you expressly disclaim any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Letter Agreement. Therefore, you understand that you are precluded from bringing any fraud or fraudulent inducement claim against the WCI Group associated with any such communications, agreements, promises, inducements, understandings, statements or representations.  The Company and you are entering into this Letter Agreement based on each party’s own judgment.

10.       Execution.  You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 20 of the Plan.

[Remainder of page left intentionally blank. Signatures to follow.]

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

IN WITNESS WHEREOF, the parties have executed this Letter Agreement, which shall be deemed effective as of the Participant Effective Date.

WASTE CONNECTIONS US, INC.

	By:	/s/ Worthing F. Jackman
Worthing F. Jackman
President and Chief Executive Officer

PARTICIPANT

/s/ Darrell W. Chambliss
Darrell W. Chambliss

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com